QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.22

April 5, 2007

Mark Shooman
1470 Beacon Street
Waban, MA 02468-1613

Dear Mark:

        On behalf of BG Medicine, Inc. (the "Company"), and the entire Board of Directors of the Company, I am delighted to offer you the position of Chief Financial Officer reporting to me. We anticipate that your employment will start effective April 16, 2007 (the "Start Date"). In this key position you will have responsibility for guiding the Company's financial goals and objectives, directing budgets and record-keeping, overseeing investment of the Company's funds and managing financial risks, supervising cash management activities, executing capital-raising strategies to support the Company's expansion and strategic initiatives, as well as financial reporting to the Board of Directors and the Chief Executive Officer. You will also be expected to perform such other and/or different services for the Company as may be assigned to you from time to time by the Board of Directors and the Chief Executive Officer.

        While your employment with the Company will be full time, during your first month of such employment (unless extended by the Company), you will be permitted to offer consultation to your now current employer, ONI Systems, Inc. so long as such consultation does not interfere with your duties to the Company, does not create any conflict of interest with the Company, is with the consent of ONI Systems, Inc. and does not occupy a material part of your business time.

        This offer letter and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company. As is generally true for Company employees, you will be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time. Either of us may choose to end the employment relationship at any time, for any reason. In addition, you should understand that the descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change. If any benefit is subject to a benefit plan, the terms of that plan will control. The Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

        1.    Compensation.

          a.    Salary.    Initially, your salary will be in the gross semi-monthly amount of $9,375.00 (which is equivalent to an annual rate of $225,000).

          b.    Annual Performance Bonus.    You will also be eligible to receive an annual bonus of up to forty percent (40%) of your base salary, payable upon the achievement, as determined by the CEO and Board of Directors, of specific milestones to be mutually agreed upon.

          c.    Stock Options.    Subject to the terms of and contingent upon your execution of a stock option agreement (the "Option Agreement") issued pursuant to the Company's 2001 Stock Option and Incentive Plan, as amended, and subject to Board approval, you will be granted an option to purchase 400,000 shares of common stock of the Company at an exercise price equal to the fair market value of the stock at the time of the grant as determined by the Board of Directors. This option will vest 25% on the first anniversary of your first day of employment and thereafter the remaining 75% shall vest on a quarterly basis on the last day of each quarter over a period of three years, provided that you remain employed on the vesting day. Additionally, upon a "change of control" (as defined in the Option Agreement) of the Company during your employment by the Company, 100% of your unvested options, at the time of such change of control, will immediately vest.

          d.    Benefits.    You will be eligible to participate in the Company's benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company's benefit plans are available to you. In addition, you will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company's reimbursement policies as established or modified from time to time by the Company. Each calendar year you will be eligible to accrue up to four (4) weeks vacation and up to twelve (12) holidays (initial employment year will be pro-rated), as set forth by the Company.

          e.    Signing Bonus.    After your first thirty (30) days of employment, you will be paid a signing bonus of $10,000, provided, however, that such amount shall not be paid if as of such date you have been given notice of termination for Cause (as defined in the Option Agreement). This signing bonus is repayable by you to the Company if you voluntarily terminate your employment with the Company or you are terminated by Cause (as defined in the Option Agreement) within twelve months following your first day of employment. The amount repayable by you shall decrease proportionately for each month you remain employed following your first day of employment.

        2.    Severance Pay and Benefits upon Termination of Employment.    As explained, you will be employed as an at-will employee. Should the Company terminate your employment without Cause (as defined in the Option Agreement), and conditioned upon your execution of a separation agreement which contains, among other things, a general release of claims, you will receive severance pay equivalent to six (6) months of your annual base salary and six (6) months of health benefit continuation at the time of such termination.

        3.    Certifications by You.    By signing this offer letter, you are certifying to the Company that (i) your employment with the Company does not, and will not, require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); and (ii) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company's proprietary information and expects that you will abide by restrictive covenants to prior employers.

        4.    Required I-9 Documentation.    For purposes of completing the INS I-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment. If you have any questions about what documentation you must provide, please contact Stacie Rader, our Vice President, Human Resources.

        5.    Confidentiality and Other Obligations by You.    As part of your employment with the Company, you have been, and will be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company's legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement (the "Confidentiality Agreement"). You must sign and return the Confidentiality Agreement before beginning your employment with the Company.

        This offer letter, together with the Confidentiality Agreement, the Option Agreement, the Change of Control Cash Severance Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void. This offer letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

        Please acknowledge acceptance of this employment offer by signing, dating, and indicating your start date below. Keep one copy for your files and return one executed copy to Stacie Rader, Vice President, Human Resources.

        Mark, we look forward to having you on the team.

Very truly yours,

BG Medicine, Inc.

By:	/s/ PIETER MUNTENDAM Pieter Muntendam, MD President and CEO
Accepted and Agreed to:

/s/ MARK SHOOMAN Mark Shooman

May 7, 2007 Start Date

QuickLinks

  Exhibit 10.22